                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      __________

                                    AMENDMENT NO. 1

                                          TO

                                       FORM 8-K


                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported)     MARCH 17, 1998



                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                ------------------------------------------------------
                (Exact name of registrant as specified in its charter)


            MARYLAND                    1-13232                84-1259577
-------------------------------       ------------         -------------------
(State or other jurisdiction of       (Commission           (I.R.S. Employer
incorporation or organization)        File Number)         Identification No.)



1873 SOUTH BELLAIRE STREET, SUITE 1700, DENVER, CO             80222-4348
--------------------------------------------------             ----------
   (Address of principal executive offices)                    (Zip Code)



       Registrant's telephone number, including area code   (303) 757-8101


                                     NOT APPLICABLE
            -------------------------------------------------------------
            (Former Name or Former Address, if Changed Since Last Report)

Item 5.  OTHER EVENTS

         On March 17, 1998, AIMCO and AIMCO Properties, L.P. entered into an Agreement and Plan of Merger (the "Insignia Merger Agreement") with Insignia Financial Group, Inc., a Delaware corporation ("Insignia"), and its subsidiary, Insignia/ESG, Inc. pursuant to which, upon the approval of stockholders holding a majority of the outstanding common stock of Insignia, Insignia will be merged with and into AIMCO with AIMCO as the survivor (the "Insignia Merger"). The Insignia Merger Agreement provides that prior to the Insignia Merger, Insignia will spin off to its stockholders all assets related to its U.S. and international commercial real estate business, its New York-based cooperative and condominium management company, its single-family home brokerage operations and other related holdings.

         Assuming the stockholders of AIMCO and Insignia approve the Insignia Merger, in the Insignia Merger the Class A common stock, par value $0.01 per share, of Insignia ("Insignia Common Stock") will be converted into the right to receive an aggregate of approximately $303 million in Series E Preferred Stock, par value of $0.01 per share, of AIMCO ("Series E Preferred Stock"). In addition to receiving the same dividends as holders of AIMCO Common Stock, holders of Series E Preferred Stock are entitled to a preferred cash dividend of $50 million in the aggregate, and when such dividend is paid, the Series E Preferred Stock automatically will convert into AIMCO Common Stock on a one-for-one basis, subject to antidilution adjustments, if any. In addition, AIMCO will assume approximately $307 million in outstanding indebtedness and other liabilities and will assume approximately $150 million aggregate liquidation amount of 6 1/2% Trust Convertible Preferred Securities (the "TOPRs") issued by Insignia Financing I, a subsidiary of Insignia, for a total transaction value of approximately $810 million. Also, the Insignia Merger Agreement provides that AIMCO is required to propose to acquire (by merger) the outstanding shares of beneficial interest in Insignia Properties Trust, a Maryland real estate investment trust ("IPT"), at a price of at least $13.25 per IPT share and use its reasonable best efforts to consummate the transaction after the closing of the Insignia Merger but not earlier than August 15, 1998. IPT is a 75% owned subsidiary of Insignia; the 25% of IPT not owned by Insignia is valued at an aggregate of approximately $100 million, or approximately $13.25 per share.

         If the stockholders of AIMCO do not approve the Insignia Merger, but the stockholders of Insignia do approve it, the Insignia Merger may nonetheless be consummated. However, instead of receiving $303 million in Series E Preferred Stock, holders of Insignia Common Stock would receive approximately $203 million in Series E Preferred Stock and $100 million aggregate liquidation value of Series F Preferred Stock, par value $0.01 per share, of AIMCO ("Series F Preferred Stock"). In either case, holders of Series E Preferred Stock would be entitled to a preferred cash dividend of $50 million. Holders of Series F Preferred Stock are entitled to receive the greater of (i) the dividends received by holders of AIMCO Common Stock and
(ii) preferred distributions of 10% of the liquidation value of the Series F Preferred Stock, with the preferred return rate escalating by 1% each year until a 15% annual return is achieved. Upon the approval by stockholders of AIMCO, the Series F Preferred Stock will convert into AIMCO Common Stock on a one-to-one basis, subject to antidilution adjustments, if any.

         Insignia Financial Group, Inc. is a leading fully integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is among the largest managers of commercial properties. Insignia commenced operations in December 1990 and since then has grown to provide property and/or asset management and other real estate services for over 2,700 properties which include approximately 280,000 residential units (including cooperative and condominium units), and approximately 160 million square feet and commercial space located in over 500 cities and 48 states and overseas.

INSIGNIA PROPERTIES

     Insignia's principal executive office is located in a 244,000 square foot office building at One Insignia Financial Plaza, in Greenville, South Carolina. Its lease calls for a term of ten years and six months and expires on March 31, 2005 with two five-year renewal options exercisable by Insignia.
 Presently, Insignia occupies 110,000 square feet and will assume an additional 9,000 square feet in the building as the space becomes available. Insignia has a first right of refusal to lease an additional 16,299 square feet in the building, subject to its expansion plans. The lease contains an option to cancel at the end of the seventh year or ninth year, each with a cancellation penalty.

     Insignia also occupies approximately 21,000 square feet at Insignia Financial Center, in Greenville, South Carolina. The lease expires on August 31, 2004 with two five-year renewal options and termination options during the third, sixth, and eighth years of the lease. Both buildings are owned by non-affiliated third parties. The current aggregate annual lease obligation for both locations is $1,800,000. Nationally, Insignia leases office space in 98 locations and 26 states, all from non-affiliated third parties, under leases expiring at various dates between 1997 and 2005. Insignia believes its facilities are adequate for their current and planned uses.

INSIGNIA LEGAL PROCEEDINGS

     1997 TENDER OFFER LITIGATION. In August 1997, IPLP Acquisition I LLC (the "Purchaser"), a wholly-owned subsidiary of Insignia Properties, L.P. ("IPLP"), commenced tender offers for limited partner interests in six partnerships: Century Property Fund XVII, Century Property Fund XIX, Century Property Fund XXII, National Property Investors 4, Consolidated Capital Properties IV and Fox Strategic Housing Income Partners (the "Tender Partnerships").

     As previously reported on Forms 10-Q filed by Insignia, three actions were commenced arising out of these tender offers. All three cases have been discontinued.

     UNITED STATES DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT. On or about May 8, 1997, the United States Department of Housing and Urban Development ("HUD") filed a civil lawsuit against one of the third party, unaffiliated owners of affordable housing to which Insignia provides management services. The complaint alleges that the owner, Associated Financial Corporation ("AFC") of Los Angeles, California, whose chairman is A. Bruce Rozet, had improperly received monies from 17 properties managed by Insignia over a period of approximately six years. The allegations include statutory violations which could, if proven, give rise to double and treble damages as well as civil penalties for false filings. Insignia was not named as a defendant in the suit.

     On August 13, 1997, Insignia entered into an agreement with HUD which resolved any claims which HUD could have made against Insignia arising out of the allegations in the complaint against AFC and Rozet. Insignia has not admitted to any liability or wrongdoing in the matter, and it has affirmatively stated that it relied on the advice of legal counsel that its actions were proper. Although Insignia believes it acted properly, it agreed to resolve the matter expeditiously to avoid potential complex, costly and disruptive litigation. In connection with the agreement, Insignia paid the Government the sum of $5 million and recorded a one-time charge of $5 million (pre-tax) for its third quarter ended September 30, 1997.

     In addition, Insignia agreed with HUD that it could make voluntary disclosures to the Government concerning other conduct arising out of or relating to its management of HUD-related properties. On or about October 13, 1997, Insignia provided additional information to the Government.

     Including the $5 million Release Fee, Insignia recorded total charges aggregating $10.2 million in 1997 for costs incurred and accrued in relation to its management of HUD properties. At December 31, 1997, Insignia had $4.0 million included in accrued and sundry liabilities associated with its management of such properties.

     In December 1997, AFC and a number of affiliates made a motion to implead Insignia as a third party defendant. In the proposed third party compliant, AFC and affiliates alleged a number of claims sounding principally in indemnification. The Government filed an opposition to that motion. On February 3, 1998, the Court denied AFC's motion to implead. On March 11, 1998, Insignia and HUD resolved all remaining issues for a payment of $2.5 million.

     1996 TENDER OFFER LITIGATION. In May 1996, Walton Street Capital Acquisition II, LLC ("Walton Street"), together with certain Insignia affiliates, commenced tender offers for limited partner interests in ten real estate limited partnerships syndicated by The Balcor Company ("Balcor"). In May 1996, certain persons claiming to be holders of limited partner interests commenced a lawsuit entitled CHIPAIN, TOM, V. WALTON STREET CAPITAL ACQUISITION II, LLC, in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, on behalf of themselves, on behalf of a putative class of plaintiffs, and, as amended, derivatively on behalf of the Balcor-syndicated partnerships, challenging the actions of the defendants (including Insignia, an Insignia officer and certain affiliates, Walton Street and the general partners of the Balcor-syndicated partnerships) in connection with the tender offers and certain other matters.

     The complaint, as amended, contained allegations that the tender offers were inadequate and coercive based, in part, upon information allegedly obtained by Insignia in violation of its fiduciary duties. Defendants promptly moved to dismiss the complaint and on June 5, 1996 the court dismissed the complaint as to Insignia and Walton Street, with leave to replead. On June 11, 1996 plaintiffs filed an amended class and derivative action complaint, repeating the same allegations as in their initial complaint, and recasting some as derivative, rather than direct class, claims. Defendants moved to dismiss the amended complaint and on June 18, 1996, the court again dismissed plaintiffs' amended complaint as to Insignia and Walton Street.

     On June 14, 1996 a second class and derivative suit, similar in material respects to the CHIPAIN litigation, was filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division. That complaint, entitled SANDRA DEE V. WALTON STREET CAPITAL ACQUISITION II, LLC, ET AL., contained substantially the same allegations as the CHIPAIN complaints and asserted additionally that the tender offers violated certain state securities and consumer statutes. Pursuant to the court's orders consolidating the CHIPAIN and DEE complaints with another action which does not name Insignia, a new amended and consolidated class and derivative action complaint was filed on July 25, 1996. The plaintiffs in the CHIPAIN action are not parties to this latest complaint.

     On August 16, 1996 Insignia moved to dismiss the amended and consolidated class and derivative action complaint. The motion was heard by the court on September 27, 1996 at which time the court granted leave to the plaintiff to (i) withdraw its pending complaint and (ii) serve a second amended and consolidated class and derivative action complaint. On October 8, 1996 plaintiffs filed a second amended and consolidated class and derivative action complaint which added claims of alleged antitrust injury and unjust enrichment. On October 25, 1996 Insignia moved to dismiss the second amended and consolidated class action complaint. That motion was heard by the court in December 1996. On December 18, 1996 the court issued a decision granting Insignia's motion to dismiss. By order dated January 7, 1997 the court dismissed the second amended and consolidated class action complaint with prejudice. Plaintiffs filed a notice of appeal in the DEE action on February 14, 1997.

     Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Such lawsuits are primarily insured claims arising from accidents at managed properties. Claims may demand substantial compensatory and punitive damages.

     Management believes that the aforementioned lawsuits will be resolved without material loss to Insignia or its subsidiaries.

MARKET FOR INSIGNIA'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     In October 1995, Insignia completed a second public offering in which 3,850,000 shares of Class A Common Stock were sold by Insignia and 1,350,000 shares were sold by certain stockholders of Insignia. The offering price of the Class A Common Stock was $14.50 per share. Prior to that time, in 1993, Insignia had completed an equity offering in which 5,910,000 shares of Class A Common Stock were sold by Insignia and 3,060,000 shares by certain stockholders of Insignia at a price of $8.00 per share. The Class A Common Stock traded on the NASDAQ National Market prior to October 3, 1995, and since that date has traded on The New York Stock Exchange under the symbol IFS. The following table sets forth the high and low daily closing sale prices for the Class A Common Stock as reported on The New York Stock Exchange for each quarter of 1996 and 1997.

Calendar Period                                             High      Low
---------------                                             ----      ---
1996
  First Quarter . . . . . . . . . . . . . . . . . . . .     24 3/8    17 3/16
  Second Quarter. . . . . . . . . . . . . . . . . . . .     29 5/8    20 1/2
  Third Quarter . . . . . . . . . . . . . . . . . . . .     27        20 1/4
  Fourth Quarter. . . . . . . . . . . . . . . . . . . .     26        20 3/4

1997
  First Quarter . . . . . . . . . . . . . . . . . . . .     25 6/8    17 3/8
  Second Quarter. . . . . . . . . . . . . . . . . . . .     19 5/8    16 7/8
  Third Quarter . . . . . . . . . . . . . . . . . . . .     20 3/8    15 1/4
  Fourth Quarter. . . . . . . . . . . . . . . . . . . .     23 5/8    19

     Insignia's transfer agent is First Union National Bank of North Carolina, 230 S. Tryon Street, 10th Floor, Charlotte, North Carolina 28288-1154. As of February 27, 1998, there were approximately 1,700 shareholders of record of the Class A Common Stock.

     Insignia has never paid dividends upon the Class A Common Stock and does not currently intend to pay any dividends in the foreseeable future. Any payment of future dividends and the amounts thereof will be dependent upon Insignia's earnings, financial requirements and other factors, including contractual obligations. The payment of dividends is subject to certain restrictions under the revolving credit facility. Insignia declared a two-for-one stock split, effected as a stock dividend, on January 29, 1996.

SELECTED FINANCIAL DATA OF INSIGNIA

     The selected statement of operations data set forth below with respect to the years ended December 31, 1997, 1996, 1995, 1994 and 1993, and the balance sheet data at December 31, 1997, 1996, 1995, 1994, and 1993 are derived from and are qualified by reference to, the Consolidated Financial Statements of Insignia and the Notes thereto and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included herein.

     The tables set forth below provide a variety of statistical information about Insignia. Insignia believes that Net EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization (excluding equity earnings, apartment properties, and minority interests) ("EBITDA") combined with funds from operations (as hereinafter defined "FFO"), is a significant indicator of the strength of its results. EBITDA is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures, including expenditures for acquisitions. FFO is defined as income or loss from the real estate operations, which is net income in accordance with generally accepted accounting principles excluding gains or losses from debt restructuring, sales of property, and minority interests, plus depreciation and provision for impairment. Neither EBITDA nor FFO represent cash flow as defined by generally accepted accounting principles and do not necessarily represent amounts of cash available to fund Insignia's cash requirements.

                                                             Year Ended December 31,
                                                             -----------------------
                                                       (In thousands except per share data)
                                                  1997       1996       1995       1994       1993
                                                  ----       ----       ----       ----       ----
STATEMENT OF OPERATIONS DATA(1):
Revenues                                          $400,843   $227,074   $123,032   $75,453    $52,577
Operating expenses                                 325,886    172,046     94,727    54,757     37,720
Equity earnings                                     10,027      3,590      2,461       113        --
Income before extraordinary item                    10,233      9,266      6,258     7,261      4,925
Extraordinary (loss) gain                             --         (702)      (452)      --        (255)
Net income                                          10,233      8,564      5,806     7,261      4,670
Income per common share before
  extraordinary item - diluted                        0.32       0.28       0.22      0.35       0.34
Net income per common share - diluted                 0.32       0.26       0.20      0.35       0.32

                                                                   December 31,
                                                                   ------------
                                                                  (In thousands)
                                                  1997       1996       1995       1994       1993
                                                  ----       ----       ----       ----       ----
BALANCE SHEET DATA(1):
Cash and cash equivalents                        $  88,847   $ 54,614   $ 49,846  $ 36,596  $ 34,005
Management contracts                               147,256    122,915     88,816    73,411    38,620
Investment in real estate limited
  partnerships and other securities                215,735    150,863     60,473    37,926       --
Total assets                                       800,223    492,402    245,409   174,272    88,835
Notes payable                                      170,404     49,840     32,996    63,198     1,139
Redeemable convertible preferred stock                 --         --      15,000       --        --
Company-obligated mandatory redeemable
 convertible preferred securities of a
 subsidiary trust                                  144,065    144,169        --        --        --
Stockholders' equity                               237,909    217,905    157,013    78,806    71,540
 Properties managed:
  Residential (units)                              280,000    265,000    261,000   216,000   141,000
  Commercial properties (thousands of sq. ft.)     160,000    110,000     64,000    43,000    25,000

                                                             Year Ended December 31,
                                                             -----------------------
                                                       (In thousands except per share data)
                                                  1997       1996       1995       1994       1993
                                                  ----       ----       ----       ----       ----
SUPPLEMENTAL DATA
EBITDA(2)                                          $57,312    $49,008    $28,305   $20,696   $14,857
Combined EBITDA and FFO(3)                          78,844     62,449     32,916    20,809    14,857
Net EBITDA(4)                                       60,974     47,713     24,622    20,067    13,988
Net EBITDA per share                                  1.93       1.45       1.09      0.98      0.96

(1) Insignia and its affiliates have acquired control of, or management rights to, 42 portfolios of properties since 1990, the results of which affect the comparability of operations.

(2) Earnings before interest expense, taxes, depreciation and amortization (excluding equity earnings, apartment property, and minority interest).

(3) Funds from operations is a measure of real estate operations, which represents net income or loss in accordance with generally accepted accounting principles excluding gains or losses from debt restructuring, sales of property, and minority interests plus depreciation and provisions for impairment.

(4) EBITDA and FFO less interest expense and earnings allocable to preferred securities.

INSIGNIA MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS

     FINANCIAL CONDITION

     Insignia's prime objective is to increase income from operations and stockholder value through strategic growth in the assets that provide such returns. Insignia posted strong results in pursuit of these objectives for the year ended December 31, 1997 on sharply higher revenues. Insignia uses Net EBITDA as a primary indicator of financial performance and Net EBITDA increased 28% to $61.0 million in comparison to 1996. These financial results are impacted by various one-time charges totaling $12.3 million in aggregate, including the previously announced $5 million release fee paid to the United States Department of Housing and Urban Development ("HUD") during the third quarter and $5.2 million in related legal costs and reserves for future costs in the fourth quarter. Net EBITDA, excluding the one time charges, would have increased 54% to $73.3 million in comparison to 1996. Net EBITDA is defined as earnings before interest, taxes, depreciation and amortization ("EBITDA") combined with funds from operations ("FFO") less interest expense and earnings allocable to preferred securities. EBITDA for the service company increased 17% to $57.3 million while total FFO increased 60% to $21.5 million in comparison to 1996, respectively. Assets grew 63% from $492.4 million at December 31, 1996 to $800.2 million at December 31, 1997. Growth occurred mainly in receivables, investments in real estate limited partnerships, property management contracts, and costs in excess of net assets of acquired businesses. The growth in these areas is primarily due to the impact of acquisitions closed in 1997.

     During 1997, Insignia completed ten business acquisitions, including expansion internationally through the purchase of 60% of the stock in CAGISA, a leading management company in Italy. Other acquisitions completed include the following: Rostenberg Doern Company, Inc., HMB Property Services, Inc., Frain, Camins & Swartchild, Inc. ("FC&S"), The Related Company of Florida, Radius Retail Advisors, Forum Properties, Inc., Realty One, Inc., 100% of the Class B stock of First Winthrop Corporation and a general partnership interest in Winthrop Financial Associates ("Winthrop"), and Barnes, Morris, Pardoe & Foster. The businesses, including CAGISA, were acquired for aggregate purchase consideration of approximately $136.7 million with $101.6 million from cash on hand ($95.8 million, net of acquired cash from acquisition entities of $5.8 million), $4.2 million of Insignia's Class A Common Stock, notes payable of $528,000 (net of $8.0 million in notes receivable), and $30.4 million in accrued liabilities and deferred taxes.

     Cash and cash equivalents increased 63% from $54.6 million at December 31, 1996 to $88.8 million at December 31, 1997. The primary sources of funds include the receipt of $62.4 million by Insignia Properties Trust ("IPT"), a consolidated subsidiary of Insignia, from private placement offerings of its securities, $38.1 million in collections from limited partnership distributions, and $111 million from borrowings under the revolving credit facility. The major uses of funds include $95.8 million paid for the acquisition of management contracts and acquired businesses (discussed above) and $93.1 million for the purchase of real estate limited partnership interests. See the Statement of Cash Flows and the discussion in the Liquidity and Capital Resources section below for more information.

     Receivables increased 165% from $46.0 million at December 31, 1996 to $122.2 million at December 31, 1997. This increase is primarily due to substantially increased brokerage and leasing activity transactions primarily in the commercial segment, coupled with substantial increases in operations from current year acquisitions. The increase in brokerage and leasing transactions is attributable to the growth in revenues generated by acquisitions, primarily ESG, Paragon and FC&S, over the past 18 months. Such receivables are to be collected at future dates as defined in the terms of the individual brokerage agreements.

     Property and equipment increased 57% from $12.1 million at December 31, 1996 to $19.0 million at December 31, 1997. This change is primarily due to expenditures for computer equipment and software in connection with the implementation of a change in Insignia's computer platform. Also, contributing to the increase is approximately $2.4 million in property and equipment acquired through current year acquisition purchases.

     Investments in real estate limited partnerships and other securities increased 43% from $150.9 million at December 31, 1996 to $215.7 million at December 31, 1997. This increase resulted primarily from the investment of $93.1 million in additional limited partnership interests through acquisitions, secondary market purchases and real estate joint ventures, net of distributions received of $38.1 million. Also contributing to the increase was the recognition of $10.0 million in equity earnings for 1997.

     Property management contracts increased 20% from $122.9 million at December 31, 1996 to $147.3 million at December 31, 1997. During 1997, Insignia completed the acquisition of 10 businesses which in aggregate contributed approximately $54.6 million in additional management contract bases. These acquisition purchases are offset by $23.2 million in amortization expense and the collection of approximately $6.8 million in disposition fees from the sale of real estate in limited partnerships syndicated by The Balcor Company ("Balcor"). In the second quarter of 1996, Balcor announced its intentions to sell a large portion of the properties covered by these management contracts. Insignia entered into an agreement with Balcor whereby an advisory fee would be paid to Insignia for services rendered in the sales transactions. The fees are paid in cash after close of the sale transaction and have been applied to the remaining unamortized contract basis associated with the Balcor properties.

      Costs in excess of net assets of acquired businesses increased 110% from $75.6 million at December 31, 1996 to $158.5 million at December 31, 1997. The increase is primarily a result of the payment of purchase price of approximately $87.4 million in excess of the net assets of acquired entities in 1997.

     Other assets increased 223% from $8.1 million at December 31, 1996 to $26.3 million at December 31, 1997. This increase is primarily due to acquisitions and internal growth within Insignia. Contributing to this increase is 1) the capitalization of certain costs, in the amount of approximately $5.0 million, in connection with the implementation of a change in Insignia's computer platform, 2) organization costs in the formation of IPT and proposed merger costs with AMIT aggregating approximately $4.5 million, and 3) investments in debt instruments totaling approximately $3.0 million.

     Accounts payable increased 701% from $1.7 million at December 31, 1996 to $13.7 million at December 31, 1997. Contributing to the increase is approximately $6.9 million in payables acquired through the purchases of

CAGISA and Realty One in combination with significant increases in operations in the commercial segment from current year acquisition activity.

     Commissions payable at December 31, 1997 increased 174% or $32.5 million over December 31, 1996. Consistent with the change in receivables, this increase is attributable to substantially increased brokerage and leasing activity transactions from acquisitions over the past 18 months.

     Accrued and sundry liabilities increased 150% from $40.7 million at December 31, 1996 to $102.0 million at December 31, 1997. This increase is primarily due to the addition of approximately $30.4 million in accrued acquisition liabilities and deferred tax liabilities coupled with a $13.3 million increase in accrued employee compensation and incentives compared to 1996.

     Minority interests in consolidated subsidiaries of $61.5 million at December 31, 1997 represents the minority equity in IPT from private placement offerings in combination with the minority equity in CAGISA.

     Notes payable increased 242% from $49.8 million at December 31, 1996 to $170.4 million at December 31, 1997. This increase is attributable to acquisition purchases in 1997 which resulted in $111 million in additional borrowings on the revolving credit facility coupled with assumed notes payable of approximately $20.9 million in the Realty One purchase.

     Stockholders' equity increased 9% from $217.9 million at December 31, 1996 to $237.9 million at December 31, 1997 primary due to the receipt of $7.5 million from the issuance of common stock from the exercise of options; the issuance of Insignia's Class A Common Stock in the amount of $4.2 million for the purchase of Realty One; and net income of $10.2 million for 1997.

INSIGNIA'S RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Insignia posted strong results in all major components of operational activity for 1997 due primarily to continued acquisition activity. Insignia uses Net EBITDA as a primary indicator of its financial performance, and Net EBITDA increased 28% from $47.7 million in 1996 to $61.0 million in 1997.
Net EBITDA per common share increased 33% from $1.45 in 1996 to $1.93 in 1997. EBITDA for the service company increased 17% from $49.0 million to $57.3 million and total FFO from real estate operations of IPT and co-investments increased from $13.4 million to $21.5 million for 1996 and 1997, respectively. These financial results are impacted by one-time charges totaling $12.3 million in aggregate, including $10.2 million in HUD related release fees, legal costs, and reserves for future costs. Excluding the one time charges, Net EBITDA would have reflected gains of 54% to $73.3 million and EBITDA for the service company would have reflected gains of 42% to $69.6 million in comparison to 1996.

     Total revenues increased 77% or $173.8 million for the year from $227.1 million in 1996 to $400.8 million in 1997. The growth in revenues is primarily reflected in fee based services, which posted gains of 80% to $388.9 million, in comparison to 1996. This growth rate is primarily attributable to the fee based services revenue in the commercial group, which posted impressive gains of approximately 152% from $98.0 million in 1996 to $246.4 million in 1997. This increase is reflective of the contributions of a full year of operations of ESG and Paragon, which were acquired on June 30, 1996, and the six commercial acquisitions in 1997. Fee based services revenue for the residential group posted an increase of 22% from $111.2 million in 1996 to $135.6 million in 1997. This growth is due primarily to the contributions in fee based services revenue of the four residential acquisitions in 1997, including CAGISA in Italy.

     Interest income increased 47% from $3.1 million in 1996 to $4.6 million in 1997 due to higher average interest bearing cash holdings in the current year compared to 1996.

     Apartment property revenue, which represents the operations of a controlled limited partnership, increased 10% to $6.6 million due primarily to increased rental activity at the property in comparison to 1996.

     Fee based services expense increased 92% from $164.8 million in 1996 to $315.7 million in 1997. Consistent with fee based services revenue, fee based services expense increased significantly in the commercial group as a direct result of the eight commercial acquisitions over the past eighteen months. Fee based services expense for the commercial group increased 142% from $85.4 million in 1996 to $207.0 million in 1997. Fee based services expense for the residential group, which include a one-time charge of $2.1 million for a note receivable deemed uncollectible, reflected an increase of 35% from $71.6 million in 1996 to $96.9 million in 1997.

     Administrative expenses increased 42% from $7.2 million in 1996 to $10.2 million in 1997. This increase, which is significantly lower that the growth rate in revenues, is due in part to the increased operational expansion over the course of 1997 and clearly demonstrates Insignia's ability to efficiently absorb acquisitions into its existing administrative and corporate infrastructure.

     Interest expense decreased 39% from $12.9 million in 1996 to $7.9 million in 1997. This increase is directly attributable to lower average outstanding borrowings on the revolving credit facility in 1997 compared to 1996. Contributing to the lower outstanding borrowings in 1997 was the use of proceeds from the issuance of the trust based convertible preferred securities in November 1996 to pay down outstanding notes payable.

     Depreciation and amortization increased 38% from $23.0 million in 1996 to $31.7 million in 1997. This increase is consistent with the growth of Insignia over the past twelve months attributable to acquisitions. These acquisitions have reflected significant purchases of amortizable assets resulting in a corresponding increase in amortization expense. In addition, the 57% growth in property and equipment from internal growth and acquisition activity has resulted in a similar increase in depreciation expense in 1997.

     The $5 million release fee represents a negotiated one time payment to HUD to remove Insignia from any potential liability in a civil lawsuit filed by HUD against one of the third party unaffiliated owners of affordable housing to which Insignia provides management services. The $5.2 million legal reserve represents the one-time charge for HUD related legal costs and reserves for potential future incremental costs that Insignia believes may result from its management of HUD properties. Insignia does not anticipate further costs beyond those incurred and accrued in 1997.

     Equity earnings increased 179% from $3.6 million in 1996 to $10.0 million in 1997. This increase is attributable to: 1) equity earnings of $645,000 from investments in co-investment partnerships (no comparable earnings from these investments existed in 1996); 2) significant purchases of limited partnership interests in partnerships for which no investments existed in 1996; 3) increased ownership in IPT controlled partnerships through tender offers in the 4th quarter of 1997; and 4) the continued improvement in the operating results of IPT controlled partnerships as discussed in the Financial Conditions section on FFO above.

     Minority interests in consolidated subsidiaries increased 530% from $2.0 million in 1996 to $12.4 million in 1997. This increase is primarily due to:
1) $10 million in dividends paid on the trust based convertible preferred securities in 1997 compared to $1.6 million in 1996 (the securities were issued in November 1996); 2) $1.2 million in minority equity in the current year earnings of IPT (Insignia held an average 87% aggregate ownership interest in IPT for 1997 compared to 100% in 1996); and 3) $1.3 million in charges resulting from distributions made by a majority owned partnership subsidiary of IPT to the holders of minority equity interests (which resulted in negative equity for the minority owners). Generally accepted accounting principles requires such charges to be taken by the majority owner on the presumption that the negative equity of the minority owners on a historical book value basis cannot be recovered by the majority owner.

     The provision for income taxes increased 20% from $5.7 million in 1996 to $6.8 million in 1997. This increase is attributable to the rise in net income in comparison to 1996 coupled with an increase in the effective tax rate from 38% to 40% because of changes in assets and their tax bases as determined by the structure of the purchase agreements for acquisitions completed over the past twelve months and higher tax rates where these acquisitions occurred.

     As a result of the foregoing factors, net income increased 19% to $10.2 million in 1997 compared to $8.6 million in 1996. Diluted earnings per share increased to $.32 for 1997 compared to $.26 for 1996.


INSIGNIA'S RESULTS OF OPERATIONS FOR THE YEARS ENDED
 DECEMBER 31, 1996 AND 1995

     Acquisition activity and real estate investing were the primary reasons for Insignia's growth in results from operations, reflected by an increase of 90% in combined EBITDA and FFO, from $32.9 million for 1995 to $62.4 million for 1996; and an increase of 94% in Net EBITDA, from $24.6 million for 1995 to $47.7 million for 1996.

     Insignia uses Net EBITDA as a primary indicator of its financial performance, which is combined EBITDA and FFO less interest expense and earnings allocable to preferred securities. See the table in Liquidity and Capital Resources that breaks out all components of Net EBITDA. Net EBITDA per share was $1.45 for 1996 compared to $1.09 for 1995.

     Revenues increased 85% for the year from $123.0 million for 1995 to $227.1 million for 1996, with the primary growth being in fee based services revenues. The acquisitions completed during the year contributed substantially to the growth, with those acquisitions being the NPI acquisition in January 1996 and the ESG and Paragon acquisitions in June 1996.

     Other income increased $903,000 from $1.4 million for 1995 to $2.3 million for 1996. The primary reason for the increase was an increase of $300,000 in amounts received from an agency that serves as an insurance broker for various partnerships managed by Insignia, and approximately $360,000 in a gain on the sale of a participation note. Various other items flowed through other income such as miscellaneous fees and legal reimbursements.

     Fee based services expenses increased 92% from $85.7 million for 1995 to $164.8 million for 1996. This increase is primarily caused by the completed acquisitions mentioned previously, as well as expenses incurred in connection with unsuccessful acquisitions of approximately $935,000. Fee based service expenses have increased at a higher percentage than fee based service revenues as a result of lower profit margins attributable to recent commercial acquisitions. Also included in fee based services revenues and expenses are the results of Insignia's activities in the consumer services area with operations contributing losses of $2.0 million for the year.

     Administrative expenses decreased 10% from $8.0 million for 1995 to $7.2 million for 1996. This decrease was achieved through a reduction in occupancy costs with some of the functions decentralizing to other locations within Insignia; and the revised structure of Insignia's insurance program for its operations.

     During 1995, a one-time charge for $1.0 million was incurred as a result of terminating a contractual arrangement with a senior executive/director. Both Insignia and the employee agreed to the termination. No such expenses were incurred during the year ended December 31, 1996.

     Interest expense increased 83% from $7.0 million for 1995 to $12.9 million for 1996, primarily as a result of the higher debt balances carried as a result of 1996 acquisitions.

     With the acquisition of limited partner interests in excess of 50% in a limited partnership, Insignia now consolidates the results of the NPI 4 Partnership. The categories entitled apartment property revenues, apartment property expenses, apartment property interest and depreciation relate solely to the operations of the property owned by the partnership.

     Depreciation and amortization increased 71% from $13.5 million for 1995 to $23.0 million for 1996. This is a result of the amortization of the acquired property management contracts, goodwill, and the additions to property and equipment.

     Equity earnings increased from $2.5 million for 1995 to $3.6 million for 1996, primarily as a result of the increased ownership of real estate limited partner interests. On a same store basis, revenues for the underlying properties increased 4.5% over 1995, and expenses (excluding major repairs and maintenance mentioned previously) increased 1.7% over 1995. Insignia also accomplished the refinancing of $164 million in loans on 33 properties. These refinancings decreased interest costs at the partnership level, and increased cash available for distribution. Funds from operations increased from $4.6 million for 1995 to $13.4 million for 1996.

     Minority interests also includes a $1.6 million distribution reflecting the carrying costs on the Preferred Securities, as this is a form of outside ownership. The Trust issued $149.5 million in such Preferred Securities in the fourth quarter of 1996, with Insignia owning 100% of the common securities of the Trust.

     The provision for income taxes increased 48% from $3.8 million for 1995 to $5.7 million for 1996 in direct proportion to the increase in income before income taxes and extraordinary item, resulting from the factors discussed above.

     The extraordinary item relates to the early extinguishment of debt on Insignia's books for 1995, and on the limited partnerships' books of which Insignia owns equity interests for 1996.

     As a result of the foregoing factors, net income increased 48% from $5.8 million in 1995 to $8.6 million in 1996. Diluted earnings per share was $.26 for 1996 compared to $.20 for 1995.

YEAR 2000 COMPLIANCE

     Insignia has completed an assessment on the impact of the year 2000 issue and has determined that it will have to modify or replace portions of its software so that computer systems will function properly with respect to dates in the year 2000 and thereafter. The project is estimated to be completed no later than early 1999, which is prior to any anticipated impact on its operating systems. Insignia believes that with current ongoing changes in its computer platform, expected to be complete later in 1998, coupled with current modifications to existing software and software conversions, the year 2000 issues will not pose significant operational problems for its computer systems. Insignia is currently assessing the extent to which its operations are vulnerable should third party vendors and other organizations, with which Insignia conducts business, fail to remediate properly their computer systems. In the event that such necessary modifications and conversions are not made, or are not completed in a timely fashion, the year 2000 issue could potentially have a material impact on the operations of Insignia.

IMPACT OF INFLATION AND CHANGING PRICES

     The revenues of the property management division are highly dependent upon the aggregate rents of the properties it manages, which are affected by rental rates and building occupancy rates. Rental rate increases are highly dependent upon market conditions and the competitive environments in the properties' locations. Employee compensation is the principal cost element of property management. Recent price and cost trends have not significantly affected profit margins, and are not expected to have significant negative effects in the foreseeable future. Interest rate fluctuations generally do not adversely affect a property's ability to perform due to the underlying debt carrying fixed rates. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, inasmuch as such prices are affected by inflation.

     For the last several years, rental and occupancy rates across the country have generally been stable. However, in most areas of Insignia's operations, the absence for several years of any significant new apartment construction is now resulting in upward pressure on both occupancy and rental levels. Certain aspects of Insignia's operations are subject to regulation by the U. S. Department of Housing and Urban Development ("HUD"). Rental rates of HUD properties are generally based on the expenses of maintaining the properties, rather than market forces, and are subject to regulatory approval. Occupancy rates of HUD properties, as well as both occupancy and rental rates at non-HUD properties, generally respond to market forces along with other properties in a region. Insignia believes that increased collected rents arising from either higher occupancy or higher rents would have no material effect on overhead costs. There can be no assurance that rent collections will increase or that costs will not increase due to inflation or other causes.

     The programs administered by HUD have been under continuing review by the United States Congress. Recent changes could result in reductions of rents, on which management fees generally are based, in some HUD-subsidized projects. In addition, rent subsidies which currently are tied to projects may be converted to "tenant-based" assistance, permitting tenants in subsidized projects to retain their subsidies while moving elsewhere. The occupancy level or rental rates of such projects could be affected and, accordingly, the management fee paid to the property manager could be reduced. It is possible that changes in programs administered by HUD could result in lower rental revenue and project cash flow from which management and other fees are derived; however, the details of the implementation of recent changes are not yet sufficiently specific to determine their actual impact on such fees, if any. Approximately 13% of the residential units managed by Insignia were housing projects subsidized under various government programs administered by HUD.

OTHER

     Certain items discussed in this report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Insignia to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this report. Insignia expressly disclaims any obligation or undertaking to release publicly any updates of revisions to any forward-looking statements contained herein to reflect any change in Insignia's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LIQUIDITY AND CAPITAL RESOURCES

     Insignia has several sources available for capital, primarily cash generated from operations, distributions from IPT controlled and co-investment partnerships, and available credit under the $275 million Revolving Credit Facility. At December 31, 1997, a total of $144 million was outstanding under this facility. As a result of its ability to generate cash, and such additional sources, cash balances grew from $54.6 million at December 31, 1996 to $88.8 million at December 31, 1997. Insignia uses Net EBITDA as an indicator of its working capital generated from operations. Net EBITDA increased 28% to $61.0 million in comparison to 1996. Net EBITDA, excluding $12.3 million in one-time charges, would have increased 54% to $73.3 million in comparison to 1996. The following chart specifically identifies the sources of Net EBITDA and how the numbers are derived for each period.

                                                               Year Ended
                                                              December 31,
                                                              ------------
                                                            1997        1996
                                                            ----        ----
Fee based services revenue                                $388,922     $215,623
Interest                                                     4,571        3,104
Other                                                          704        2,327
                                                           -------      -------
                                                           394,197      221,054
Less:
  Fee based services expenses                              315,653      164,830
  Administrative and other                                  10,233        7,216
  Release fee                                                5,000          --
  Legal reserve                                              5,202          --
  Earnings attributable to IPT(1)                              797          --
                                                           -------      -------
EBITDA - service company                                    57,312       49,008
FFO from real estate interests                              21,532       13,441
                                                           -------      -------
Combined EBITDA and FFO                                     78,844       62,449
Interest expense                                            (7,867)     (12,918)
Preferred distributions                                    (10,003)      (1,818)
                                                           -------      -------
Net EBITDA                                               $  60,974    $  47,713
                                                         ---------    ---------
                                                         ---------    ---------

(1) Earnings of $797,000 attributable to the operations of IPT (which is included in the consolidated income statement for Insignia) are excluded from EBITDA for the service company. These earnings are included in FFO above.

     As part of Insignia's cash management program, investments are periodically made in reverse repurchase agreements collateralized by obligations of the government National Mortgage Association ("GNMA") with maturities of one to three weeks. Insignia generally does not take possession of the securities purchased under agreements to resell.

     At December 31, 1997, Insignia had cash and cash equivalents of $88.8 million as a result of positive cash flow from operations, distributions from partnerships, proceeds from private placement offerings of IPT, and the proceeds from its debt sources. With the working capital generated through the operations of Insignia and the remaining availability under the Revolving Credit Facility, management believes that Insignia's cash and capital resources will be sufficient to finance Insignia's operations for 1998. Insignia's funding needs are reassessed as acquisitions are identified and pursued.

SUBSEQUENT EVENTS

     COHEN FINANCIAL TRANSACTIONS. On January 7, 1998, Insignia acquired the rights to perform property management, leasing and construction supervision services for approximately 4.1 million square feet of commercial real estate from Cohen Financial. The purchase price was approximately $1 million, all of which was paid in cash.

     GOLDIE B. WOLFE & COMPANY. On January 20, 1998, Insignia acquired 100% of the stock of Goldie B. Wolfe & Company, a commercial real estate services firm. The purchase price was approximately $5.3 million, all of which was paid in cash.

     MAE GP MERGER. Effective as of March 7, 1998, MAE GP Corporation ("MAE GP"), which until then was a wholly-owned subsidiary of MAE, was merged with and into IPT, with IPT surviving the merger (the "MAE GP Merger"). As consideration for the MAE GP Merger, IPT issued 332,300 shares of the common stock of IPT to MAE valued for purposes of the MAE GP Merger at $10.53 per share.

     MAE GP owned or controlled equity interests in entities which comprised or controlled the general partners of 29 public and 76 private real estate limited partnerships (collectively, the "MAE Partnerships"), nine of which are included in the IPT Partnerships. The MAE Partnerships own, in the aggregate, 169 properties containing approximately 32,000 residential apartment units and approximately 2.3 million square feet of commercial space. In connection with the MAE GP Merger, all of the shares of Class B common stock of AMIT, a real estate investment trust that has entered into a definitive agreement to be merged with IPT, which were until then owned by MAE GP, were transferred by dividend to MAE prior to the MAE GP Merger.

     In connection with the MAE GP Merger, on February 17, 1998, IPLP purchased certain assets described below from MAE for approximately $596,000. The assets purchased by IPLP from MAE consisted of (i) a 99% limited partner interest in Insignia Jacques Miller, L.P. ("IJM"), which in turn owns non-controlling equity interests in entities that comprise or control the general partners of 30 of the MAE Partnerships and various notes receivable (the 1% general partner interest in IJM was acquired by IPT from MAE GP in the MAE GP Merger), and (ii) a 6.557% limited partner interest in Buccaneer Trace Limited Partnership, which owns a 208-unit residential apartment complex located in Savannah, Georgia.

     Also in connection with the MAE GP Merger, on February 17, 1998, Insignia contributed all of the limited partner interests it owned in the MAE Partnerships to IPLP in exchange for units of limited partnership in IPLP ("OP Units"). The value of the interests contributed was approximately $5,460,000, for which Insignia received 518,528 OP Units (based on a value of $10.53 per unit).

          On February 26, 1998, Insignia completed the acquisition of 100% of the stock of Richard Ellis Group Limited ("Richard Ellis"). Richard Ellis is a real estate services firm located in the United Kingdom. The purchase price paid for Richard Ellis was approximately $81.5 million, including $24 million of Insignia's Class A Common Stock and existing stock options, $14.7 million in contingencies based on future performance measures and the balance in cash.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements of Businesses Acquired

          Consolidated Financial Statements and Report of Independent Auditors for Ambassador Apartments, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 (included as Exhibit 99.1 to this Report and incorporated herein by this reference).

          Consolidated Financial Statements and Report of Independent Auditors for Insignia Financial Group, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 (included as Exhibit 99.2 to this Report and incorporated herein by this reference).

(b) Pro Forma Financial Information

         The required pro forma financial information is included as Exhibit
99.3 to this Report and incorporated herein by this reference.

(c) Exhibits

         The following exhibits are filed with this report:

Exhibit
Number    Description
-------   -----------

23.1      Consent of Ernst & Young LLP, Chicago, Illinois.

23.2      Consent of Ernst & Young LLP, Greenville, South Carolina.

99.1      Consolidated Financial Statements and Report of Independent
          Auditors for Ambassador Apartments, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997.

99.2 Consolidated Financial Statements and Report of Independent Auditors for Insignia Financial Group, Inc., as of December 31, 1997 and
          1996 and for each of the three years in the period ended December 31, 1997.

99.3 Pro Forma Financial Information of Apartment Investment and Management Company as of and for the year ended December 31, 1997.

                              *     *     *     *     *

                                      SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       APARTMENT INVESTMENT AND
                                       MANAGEMENT COMPANY



Date:  April 3, 1998                  By: /s/  TROY D. BUTTS
                                          ------------------------------------
                                          Troy D. Butts
                                          Senior Vice President and Chief
                                          Financial Officer

                     EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K



Exhibit
Number    Description
-------   -----------

23.1      Consent of Ernst & Young LLP, Chicago, Illinois.

23.2      Consent of Ernst & Young LLP, Greenville, South Carolina.

99.1 Consolidated Financial Statements and Report of Independent Auditors for Ambassador Apartments, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997.

99.2 Consolidated Financial Statements and Report of Independent Auditors for Insignia Financial Group, Inc., as of December 31, 1997 and
          1996 and for each of the three years in the period ended December 31, 1997.

99.3 Pro Forma Financial Information of Apartment Investment and Management Company as of and for the year ended December 31, 1997.